Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS NEW DIRECTOR

Kathleen Quirk Joins Board of Directors

BIRMINGHAM, Ala., October 16, 2017 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced the election of Kathleen L. Quirk to its Board of Directors, effective immediately. Ms. Quirk will serve on the Audit and Finance Committees. Ms. Quirk currently serves as Executive Vice President and Chief Financial Officer of Freeport-McMoRan Inc., a leading international mining company.

“We are very pleased to welcome Kathleen Quirk to Vulcan’s Board of Directors,” said Vulcan Materials Company Chairman and CEO Tom Hill. “She is a proven leader with extensive financial and senior management experience in the complex and dynamic global mining industry. We look forward to working with her and to the insights, perspective and expertise she will bring to the Board.”

With the addition of Ms. Quirk, Vulcan’s ten-member board consists of nine independent directors.

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates and a major producer of other construction materials—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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